Filed Pursuant to Rule 433

Registration No. 333-166449

Free Writing Prospectus dated May 14, 2012

$250,000,000

Nissan Master Owner Trust Receivables

Issuing Entity

Nissan Wholesale Receivables Corporation II	Nissan Motor Acceptance Corporation
Depositor	Sponsor and Servicer

NISSAN MASTER OWNER TRUST RECEIVABLES, SERIES 2012-B

The depositor has prepared a preliminary prospectus supplement dated May 14, 2012 and prospectus dated May 14, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch, Inc.
Series 2012-B Notes	Aaa(sf)	AAAsf

It is a condition to the issuance of the Series 2012-B notes that, on the closing date, the notes receive the ratings listed above.

Underwriters

Barclays	Citigroup	RBC Capital Markets

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File Number 333-166449) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com.